UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K
                                  CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 28, 2005


                               BOTTLING GROUP, LLC
             (Exact name of registrant as specified in its charter)


Delaware                               333-80361-01          13-4042452
(State or other jurisdiction           (Commission           (IRS Employer
of incorporation)                      File Number)          Identification No.)

                         One Pepsi Way, Somers, NY 10589
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (914) 767-6000

                                 Not Applicable
         (Former name or former address, if changed since last report.)


Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))



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Item 1.01.        Entry into a Material Definitive Agreement

     On June 28, 2005, Bottling Group, LLC (the "Company"), the principal operating subsidiary of The Pepsi Bottling Group, Inc. ("PBG"), and PepsiCo, Inc. ("PepsiCo"), the owner of approximately 42% of PBG's common stock, entered into a settlement agreement (the "Agreement") related to the allocation of proceeds from the settlement of a class action lawsuit known as In re: High Fructose Corn Syrup Antitrust Litigation Master File No. 95-1477 in the United States District Court for the Central District of Illinois (the "Lawsuit"). The Lawsuit related to purchases of high fructose corn syrup ("HFCS") by several companies, including bottling entities owned and operated by PepsiCo, during the period from July 1, 1991 to June 30, 1995 (the "Class Period"). Certain of these bottling entities were transferred to PBG when PepsiCo formed PBG in 1999. Under the Agreement, the Company will be entitled to receive 45.8% of the total recovery related to HFCS purchases by PepsiCo's company-owned bottling operations during the Class Period (the "PepsiCo Recovery").

     PBG has been notified that, on or around June 21, 2005, the Court overseeing the Lawsuit approved payment of the PepsiCo Recovery. Approximately 90% (or $45.4 million) of the PepsiCo Recovery is expected to be paid by the end of June 2005, with the balance expected to be paid in late 2005 (subject to Court approval). Pursuant to the Agreement, the Company will receive 45.8% (or $20.8 million) of the June 2005 payment. PBG will recognize this amount in its third quarter and currently intends to utilize the proceeds to fund long-term, strategic productivity initiatives.



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                                    SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                BOTTLING GROUP, LLC
                                                  (Registrant)
Date:  June 30, 2005
                                                 /s/ David Yawman
                                               --------------------
                                                   (Signature)
                                     David Yawman, Managing Director - Delegatee